Exhibit (c)(2)

JULY 30, 2008	Project Twilight
Confidential	Presentation to the Special Committee of the Board of Directors
Houlihan Lokey
www.HL.com
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Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Zones Inc. (the “Company”) by Houlihan Lokey in connection with the Committee’s and Board’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee nor the Board, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee or the Board.

The materials are provided on a confidential basis solely for the information of the Committee and the Board and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding anything to the contrary set forth herein, Houlihan Lokey imposes no restrictions on the disclosure by the Company (including any of its employees, representatives or agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to the Company; provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any party to any transaction, or (ii) confidential commercial, financial or structural information regarding any transaction, except to the extent relating to such tax treatment or tax structure. If the Company plans to disclose information or materials pursuant to the preceding sentence the Company shall inform those to whom it discloses any such information or materials that they may not rely upon such information or materials for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee and the Board, any security holder of the Company or any other person as to how to vote or act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion that is delivered to the Committee and the Board.

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Disclaimer

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Transaction.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the date of the most recent financial statements provided to Houlihan Lokey, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

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Transaction Background

Transaction Background

SUMMARY OF SELECTED TRANSACTION TERMS1

•	Parties to the Transaction

•	Investor Group led by Firoz Lalji

•	Zones, Inc.

•	Form of Transaction

•	Merger

•	Form of Consideration

•	Cash

•	Per Share Transaction Consideration: $8.65

•	Stock Options shall remain outstanding and be unchanged

•	Termination Fee: $750,000 ($300,000 if terminated for a Transaction with an Excluded Party)

•	Approximately 0.6% of aggregate equity value

•	Reverse Termination Fee: $750,000

•	No financing contingency

•	Financing: $65.0 million

•	$40.0 million revolving line of credit provided by GE Capital

•	$25.0 million of subordinated debt provided by Firoz Lalji

•	The Company has a “Go-Shop” period for approximately 7 weeks following the announcement of the Transaction to seek a superior proposal

•	Transaction requires a majority vote of the minority shareholders

[1]	This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction.

Source: Draft dated July 29, 2008 of the Agreement and Plan of Merger.

Transaction Background

TRANSACTION VALUE OVERVIEW

Summary of Transaction Value

(shares outstanding and dollars in millions)

	Security	Shares Oustanding[1]	Per Share Transaction Consideration
	Common Stock	15.6	$8.65
Implied Values
Implied Common Equity				$134.5
Adjustments:
Debt[2]				13.2
Cash[2]				17.1
Implied Enterprise Value				130.6

Implied Transaction Multiples				Implied Multiple
Revenue
LTM 06/30/2008				0.20	x
NFY 2008				0.20	x
NFY+1 2009				0.18	x
EBITDA
LTM 06/30/2008				6.1	x
NFY 2008				6.8	x
NFY+1 2009				5.8	x

Implied Premiums to Historical Stock Trading Prices

Trading Period As of 07/29/2008	Average Closing Stock Price[3]	Implied Premium of Per Share Transaction Consideration over Average Closing Stock Price
1 Day	$6.04	43.2%
5 Day	$7.14	21.2%
10 Day	$7.36	17.5%
1 Month	$7.55	14.6%
3 Month	$7.90	9.5%
6 Month	$8.35	3.6%
1 Year	$9.19	-5.8%

Trading Period As of 07/29/2008	Closing Stock Price[3]	Implied Premium of Per Share Transaction Consideration over Average Closing Stock Price
52 Week High 10/15/2007	$11.48	-24.7%
52 Week Low 07/29/2008	$6.04	43.2%

[1]	Based on 15.6 million fully diluted shares outstanding, including 2.3 million exercisable options of which 860,000 are owned by Firoz Lalji, per Company management.

[2]	Per the Company’s unaudited financial statements for the quarter ended June 30, 2008.

[3]	Source: Capital IQ

LTM refers to the most recently completed twelve month period for which financial information has been made public.

EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization. EBIT refers to Earnings Before Interest and Taxes. Total assets are net of cash and cash equivalents.

NFY refers to the next fiscal year for which financial information has not been made public.

NFY +1 refers to the fiscal year following NFY.

Transaction Background

STOCK TRADING HISTORY

Source: Capital IQ.

Transaction Background

RELATIVE STOCK PERFORMANCE – COMPANY VS. SELECTED COMPANIES AND S&P 500 INDEX

[1]	GTSI Corp, Insight Enterprises Inc., PC Connection Inc., PC Mall Inc., Pomeroy IT Solutions Inc. and Systemax Inc.

Source: Capital IQ.

Financial Analyses

Financial Analyses

FINANCIAL ANALYSES SUMMARY

[1]	No particular weight was attributed to any analysis. Assumes net debt of approximately ($3.9) million per the Company’s unaudited financial statements for the quarter ended June 30, 2008.

Financial Analyses

FINANCIAL ANALYSES SUMMARY (CONT.)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis					Selected Companies Analysis					Selected Transactions Analysis					Discounted Cash Flow Analysis
	LTM Ended 6/30/2008 EBITDA					NFY 2008 EBITDA					LTM Ended 6/30/2008 EBITDA
EBITDA			$21.4					$19.1					$21.4
Selected Multiples Range	4.5	x		5.5	x	4.0	x		5.0	x	5.5	x		6.5	x
Implied Enterprise Value from Operations Reference Range	$96.5			$118.0		$76.3			$95.4		$118.0			$139.4		$76.4	$97.4
Add: Cash and Cash Equivalents as of 06/30/2008	$17.1			$17.1		$17.1			$17.1		$17.1			$17.1		$17.1	$17.1

Implied Total Enterprise Value Reference Range	$113.6			$135.1		$93.4			$112.5		$135.1			$156.5		$93.5	$114.5
Less: Total Debt as of 06/30/2008	$13.2			$13.2		$13.2			$13.2		$13.2			$13.2		$13.2	$13.2

Implied Total Equity Value Reference Range	$100.5			$121.9		$80.3			$99.3		$121.9			$143.4		$80.3	$101.3
Shares Outstanding (1)	15.6			15.6		15.6			15.6		15.6			15.6		15.6	15.6
Implied Per Share Reference Range	$6.46			$7.84		$5.16			$6.39		$7.84			$9.22		$5.17	$6.52

[1]	Based on 15.6 million fully diluted shares outstanding, including 2.3 million exercisable options of which 860,000 are owned by Firoz Lalji, per Company management.

Sources: Project Twilight public filings and Company management.

Financial Analyses

SELECTED PROJECT TWILIGHT HISTORICAL AND PROJECTED FINANCIAL DATA

(dollars in millions)

	Fiscal Year Ended December 31,			LTM Ended 06/30/2008	Fiscal Year Ended December 31,					CAGR[1]
	2005	2006	2007		2008E	2009E	2010E	2011E	2012E	5-Year
Reported Revenue	$566.6	$577.0	$679.5	$664.2	$664.2	$733.5	$803.6	$885.4	$976.9	7.5%

Revenue Growth %	14.3%	1.8%	17.8%		-2.3%	10.4%	9.5%	10.2%	10.3%
Less: Cost of Goods Sold	504.0	503.7	597.4	582.5	586.1	648.9	711.6	784.7	866.7

Gross Profit	$62.5	$73.4	$82.1	$81.6	$78.1	$84.6	$92.0	$100.8	$110.2
Gross Margin %	11.0%	12.7%	12.1%	12.3%	11.8%	11.5%	11.4%	11.4%	11.3%
Less: Selling, General & Administrative	43.6	48.4	51.2	53.0	52.8	55.3	58.9	63.4	67.9
Less: Other Operating Expenses	6.6	7.2	8.0	7.5	7.7	8.6	9.1	9.6	10.1
Add: Stock Based Compensation	0.0	0.4	0.2	0.3	0.1	0.1	0.1	0.1	0.1
Add: Depreciation & Amortization	0.0	0.0	0.0	0.0	1.4	1.6	1.9	2.1	2.3

EBITDA	$12.3	$18.2	$23.0	$21.4	$19.1	$22.4	$26.0	$30.1	$34.6	8.5%

EBITDA Margin %	2.2%	3.1%	3.4%	3.2%	2.9%	3.1%	3.2%	3.4%	3.5%
Less: Stock Based Compensation	0.0	0.4	0.2	0.3	0.1	0.1	0.1	0.1	0.1
Less: Depreciation & Amortization	2.0	1.8	1.8	1.6	1.4	1.6	1.9	2.1	2.3

EBIT	$10.3	$15.9	$21.0	$19.6	$17.6	$20.8	$24.0	$27.9	$32.2	8.9%

EBIT Margin %	1.8%	2.8%	3.1%	2.9%	2.7%	2.8%	3.0%	3.1%	3.3%
Less: Interest Expense, net	0.5	0.3	0.2	(0.3)	1.2	3.4	3.1	2.5	1.8

Adjusted Pre-tax Income	$9.8	$15.7	$20.9	$19.9	$16.4	$17.3	$20.9	$25.3	$30.4
Taxes @ 40.0%	3.9	6.3	8.3	7.9	6.0	6.6	7.9	9.6	11.6

Adjusted Net Income	$5.9	$9.4	$12.5	$11.9	$10.4	$10.8	$13.0	$15.7	$18.8	8.5%

Net Income Margin %	1.0%	1.6%	1.8%	1.8%	1.6%	1.5%	1.6%	1.8%	1.9%

[1]	CAGR refers to Compound Annual Growth Rate.

Sources: Project Twilight financial figures are from public filings and Company management.

NMF refers to not meaningful. NA refers to not available.

Financial Analyses

SELECTED COMPANIES ANALYSIS1

(dollars in millions, except per share values)

	Share Price[4]	Equity Market Value[4,5]	Enterprise Value[4,5]	Enterprise Value[2] to EBITDA[3]
				FYE[6]		LTM[7]		NFY[8,10]		NFY+1[9,10]
GTSI Corp.	$7.00	$68.3	$68.3	8.3	x	0.6	x	NA		NA
Insight Enterprises Inc.	$12.64	$597.1	$694.9	4.0	x	4.0	x	4.3	x	3.8	x
PC Connection Inc.	$8.74	$235.3	$219.5	4.9	x	4.7	x	NA		NA
PC Mall Inc.	$9.73	$136.3	$195.0	6.5	x	6.0	x	5.6x		4.9	x
Pomeroy IT Solutions Inc. (11)	$3.32	$39.8	$44.0	NMF		NMF		NA		NA
Systemax Inc.	$15.82	$602.0	$505.7	4.7	x	4.3	x	NA		NA
Low				4.0	x	0.6	x	4.3	x	3.8	x
High				8.3	x	6.0	x	5.6	x	4.9	x
Median				4.9	x	4.3	x	5.0	x	4.4	x
Mean				5.7	x	3.9	x	5.0	x	4.4	x
Project Twilight	$6.04	$88.6	$86.2	3.7	x	3.7	x	NA		NA

[1]	No company used in this analysis for comparative purposes is identical to the Company.

[2]	Enterprise Value equals equity market value + debt outstanding + preferred stock – cash and cash equivalents.

[3]	EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization. EBIT refers to Earnings Before Interest and Taxes. Total assets are net of cash and cash equivalents.

[4]	Based on closing prices as of July 29, 2008.

[5]	Based on reported fully-diluted shares.

[6]	FYE refers to the most recently completed fiscal year for which financial information has been made public.

[7]	LTM refers to the most recently completed twelve month period for which financial information has been made public.

[8]	NFY refers to the next fiscal year for which financial information has not been made public.

[9]	NFY +1 refers to the fiscal year following NFY.

[10]	Multiples based on forward looking financial information may have been calendarized to the Company’s fiscal year end of December 31.

[11]	Pomeroy IT Solutions Inc. received an offer to be taken private by the founder for an offer price of $6.00 per share on May 21, 2008.

Financial Analyses

SELECTED TRANSACTION ANALYSIS – KEY TRANSACTIONS1

(dollars in millions)

				Transaction	Transaction Value/				Gross	EBITDA
Announced	Target	Comparison to Project Twilight	Acquiror	Value[2]	Revenue[3]		EBITDA[3]		Margin %[3]	Margin %[3]
05/13/2008	EDS (4)	Over $18B in revenue with stronger margins and more liquidity than other companies in the space.	HP	$13,440.0	0.60	x	5.1	x	13.7%	10.9%
01/24/2008	Calence	Transaction value includes approximately $35M in earnouts. The business is 26% service / 74% product with stronger margins.	Insight Enterprises	160.0	0.40	x	7.7	x	NA	4.6%
08/17/2007	SARCOM	Focused on services with stronger gross margins and EBITDA margins. Smaller in size.	PCMall	47.5	0.20	x	5.4	x	14.9%	3.1%
07/09/2007	CompuCom	Over $1.5B in revenue with approximately 50% of the business focused on services with a 30% gross margin.	Court Square Capital Partners	628.0	0.40	x	7.0	x	NA	NA
11/06/2006	GE Access Solutions	Larger in size with a similar business model; only resells hardware, specifically the largest reseller of Sun servers.	Avnet	412.5	0.20	x	6.0	x	NA	NA
			Low	$47.5	0.20	x	5.1	x	13.7%	3.1%
			High	13,440.0	0.60	x	7.7	x	14.9%	10.9%
			Median	412.5	0.40	x	6.0	x	14.3%	4.6%
			Mean	2,937.6	0.36	x	6.2	x	14.3%	6.2%

[1]	No transaction used in this analysis for comparative purposes is identical to the Transaction.

[2]	Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of announcement.

[3]	Based on reported metric for the most recent LTM prior to the announcement of the transaction.

[4]	Although EDS is much larger in size than Project Twilight, we considered the transaction in our analysis given the “best in breed” nature of EDS’ business as a market leader in the industry.

NA refers to not available.

Sources: Capital IQ, public filings and press releases.

Financial Analyses

SELECTED TRANSACTIONS ANALYSIS – ALL TRANSACTIONS1

(dollars in millions)

				Transaction	Transaction Value/				Gross	EBITDA
Announced	Target	Target Description	Acquiror	Value[2]	Revenue[3]		EBITDA[3]		Margin %[3]	Margin %[3]
05/21/2008	Pomeroy IT Solutions Inc.	Provides information technology solutions (IT) in the United States. It offers a range of hardware, software, and technical staffing services, as well as infrastructure and lifecycle services.	Comvest Investment Partners	$90.9	0.20	x	NMF		13.9%	NMF
05/13/2008	EDS	Provides a range of information technology and business process outsourcing services worldwide.	HP	13,440.0	0.60	x	5.1	x	13.7%	10.9%
03/13/2008	Horizon Technology Group	Operates as a technical integrator and distributor of information technology products in the United Kingdom and Ireland and offers enterprise infrastructure and services.	Avnet	140.3	0.31	x	8.8	x	18.5%	3.5%
01/24/2008	Calence	Provides networking solutions that support converged data, voice, video, and wireless applications in the United States.	Insight Enterprises	160.0	0.40	x	7.7	x	NA	4.6%
01/02/2008	Optimus Solutions	Provides IT products and solutions to plan, build, and maintain IT infrastructure and develops Web-based applications, as well as specializes in high availability solutions, server consolidation, networking, and security solutions.	Softchoice	47.1	0.30	x	NA		NA	NA
08/17/2007	SARCOM	Provides technology services and solutions that help businesses to manage and leverage information technology.	PCMall	47.5	0.20	x	5.4	x	14.9%	3.1%
07/09/2007	CompuCom	Provides information technology managed services including outsourcing, application development, systems integration, and consulting services, and the procurement and management of hardware and software.	Court Square Capital Partners	628.0	0.40	x	7.0	x	NA	NA
05/29/2007	CDW Corp.	Provides multi-branded information technology products and services to business, government, and education customers in the United States and Canada.	Madison Dearborn Partners	6,691.5	0.90	x	14.0	x	15.8%	6.8%
05/25/2007	Innovativ Systems Design, Inc.	Operates as a business solutions integrator, offering identity management, data management and storage, and infrastructure services.	Agilysys	100.0	0.40	x	5.0	x	20.0%	9.3%
04/02/2007	STACK	Provides technical consulting and integration services in the United States.	Agilysys	28.0	0.50	x	6.4	x	NA	NA
02/27/2007	Insight Direct PC Wholesale Div.	PC Wholesale Division of Insight Direct USA Inc. engages in the distribution of IT products.	SYNNEX	30.0	0.10	x	NA		NA	NA
01/02/2007	The Agilysys KeyLink Systems	The KeyLink Systems Group distributes enterprise computer technology solutions and offers server and storage software, hardware, and various programs and services.	Arrow Electronics	485.0	0.30	x	7.4	x	NA	NA
11/06/2006	GE Access Solutions	Access Division distributes computer products, solutions, and services.	Avnet	412.5	0.20	x	6.0	x	NA	NA
10/17/2006	UMD S A	Distributes information technology, consumer electronics, and communication products in Spain.	Esprinet SpA	98.8	0.30	x	6.5	x	NA	NA
09/18/2006	Berbee Information Networks	Provides information technology solutions including, security, communication and collaboration, productivity applications, systems and storage, and network infrastructure.	CDW Corp.	178.6	0.50	x	8.1	x	22.1%	6.4%
			Low	$28.0	0.10	x	5.0	x	13.7%	3.1%
			High	13,440.0	0.90	x	14.0	x	22.1%	10.9%
			Median	140.3	0.31	x	6.8	x	15.8%	6.4%
			Mean	1,505.2	0.37	x	7.3	x	17.0%	6.4%

[1]	No transaction used in this analysis for comparative purposes is identical to the Transaction.

[2]	Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.

[3]	Based on reported metric for the most recent LTM prior to the announcement of the transaction.

NMF refers to not meaningful. NA refers to not available.

Sources: Capital IQ, public filings and press releases.

Financial Analyses

DISCOUNTED CASH FLOW ANALYSIS – TERMINAL MULTIPLE1

(dollars in millions, except per share values)

	Projected FYE December 31,
	2008E (2)	2009E	2010E	2011E	2012E
Revenue	$332.1	$733.5	$803.6	$885.4	$976.9
Revenue Growth %		10.4%	9.5%	10.2%	10.3%
Cost of Goods Sold	293.0	648.9	711.6	784.7	866.7
Selling, General & Administrative	26.4	55.3	58.9	63.4	67.9
Other Operating Expenses	3.8	8.6	9.1	9.6	10.1
Stock Based Compensation	0.1	0.1	0.1	0.1	0.1

EBITDA	$8.9	$20.9	$24.1	$28.0	$32.3
EBITDA Margin %	2.7%	2.8%	3.0%	3.2%	3.3%
Stock Based Compensation	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Depreciation and Amortization	(0.7)	(1.6)	(1.9)	(2.1)	(2.3)

EBIT	$8.1	$19.2	$22.1	$25.7	$29.9
Taxes[3]	(3.2)	(7.7)	(8.9)	(10.3)	(12.0)

Unlevered Earnings	$4.9	$11.5	$13.3	$15.4	$17.9
Depreciation and Amortization	0.7	1.6	1.9	2.1	2.3
Capital Expenditures	(0.9)	(2.6)	(2.6)	(2.8)	(2.8)
Change in Working Capital[4]	(5.6)	(6.1)	(10.8)	(7.2)	(9.2)
Other Adjustments	0.0	0.0	0.0	0.0	0.0

Unlevered Free Cash Flows	($0.9)	$4.4	$1.8	$7.5	$8.3

	Implied Perpetual Growth Rate[5]			PV of Terminal Value as a % of Enterprise Value
Discount Rate	4.5x	5.0x	5.5x	4.5x	5.0x	5.5x

18.0%	11.6%	12.2%	12.7%	84.2%	85.5%	86.7%
18.5%	12.1%	12.7%	13.2%	84.1%	85.5%	86.6%
19.0%	12.6%	13.2%	13.7%	84.0%	85.4%	86.5%
19.5%	13.1%	13.7%	14.2%	83.9%	85.3%	86.4%
20.0%	13.5%	14.1%	14.6%	83.8%	85.2%	86.4%

	Present Value of Cash Flows 2008 - 2012		PV of Terminal Value as a Multiple of 2012 EBITDA				Implied Enterprise Value[6]				Net Debt[7]		Implied Total Equity Value				Implied Equity Value Per Share[8]
Discount Rate			4.5x	5.0x	5.5x		4.5x	5.0x	5.5x				4.5x	5.0x	5.5x		4.5x	5.0x	5.5x
18.0%	$13.0		$69.1	$76.7	$84.4		$82.0	$89.7	$97.4		($3.9)		$86.0	$93.6	$101.3		$5.53	$6.02	$6.52
18.5%	$12.8		$67.8	$75.3	$82.8		$80.6	$88.1	$95.6		($3.9)		$84.5	$92.0	$99.6		$5.43	$5.92	$6.40
19.0%	$12.7	+	$66.5	$73.9	$81.3	=	$79.1	$86.5	$93.9	-	($3.9)	=	$83.1	$90.5	$97.9	=	$5.34	$5.82	$6.29
19.5%	$12.5		$65.2	$72.5	$79.7		$77.8	$85.0	$92.3		($3.9)		$81.7	$88.9	$96.2		$5.25	$5.72	$6.19
20.0%	$12.4		$64.0	$71.1	$78.3		$76.4	$83.5	$90.6		($3.9)		$80.3	$87.5	$94.6		$5.17	$5.62	$6.08

[1]	Assumes Transaction is consummated on June 30, 2008; mid-year convention applied. Refer to WACC calculation in the Appendices for derivation of discount rate.

[2]	Represents a 6-month stub period.

[3]	Tax rate at 40% per Company management.

[4]	Per Company management.

[5]	Implied from corresponding discount rate and 2012 EBITDA multiple.

[6]	Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.

[7]	Net debt amount per the Company’s unaudited financial statements for the period ended June 30, 2008.

[8]	Based on 15.6 million fully diluted shares outstanding, including 2.3 million exercisable options of which 860,000 are owned by Firoz Lalji, per Company management.

Appendix

Appendix Weighted Average Cost of Capital Calculation Benchmarking

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
GTSI Corp.	0.0	0.0	68.9	68.9	0.0%	0.0%	0.0%	100.0%
Insight Enterprises Inc.	203.5	0.0	626.9	830.4	32.5%	24.5%	0.0%	75.5%
PC Connection Inc.	4.7	0.0	180.3	185.1	2.6%	2.5%	0.0%	97.5%
PC Mall Inc.	63.4	0.0	150.6	214.0	42.1%	29.6%	0.0%	70.4%
Pomeroy IT Solutions Inc.	6.9	0.0	42.0	48.9	16.5%	14.1%	0.0%	85.9%
Systemax Inc.	2.5	0.0	637.0	639.4	0.4%	0.4%	0.0%	99.6%

Median	$5.8	$0.0	$165.5	$199.5	9.5%	8.3%	0.0%	91.7%
Mean	$46.8	$0.0	$284.3	$331.1	15.7%	11.9%	0.0%	88.1%

Project Twilight	11.5	0.0	88.6	100.1	12.9%	11.5%	0.0%	88.5%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
GTSI Corp.	1.35	1.35	5.50%	5.82%	17.9%	0.0%*	0.0%	17.9%
Insight Enterprises Inc.	1.58	1.32	5.50%	2.56%	15.9%	6.1%	0.0%	12.9%
PC Connection Inc.	1.24	1.22	5.50%	5.82%	17.3%	0.0%*	0.0%	16.9%
PC Mall Inc.	1.65	1.32	5.50%	5.82%	19.6%	4.4%	0.0%	14.6%
Pomeroy IT Solutions Inc.	1.61	1.47	5.50%	5.82%	19.4%	5.0%	0.0%	17.1%
Systemax Inc.	1.93	1.93	5.50%	2.56%	17.9%	7.1%	0.0%	17.8%
Median	1.60	1.33			17.9%	5.5%	0.0%	17.0%
Mean	1.56	1.43			18.0%	5.6%	0.0%	16.2%

Project Twilight	1.81	1.68	5.50%	5.82%	20.5%	5.5%	0.0%	18.5%

*	Excluded from high, low, mean and median.

[1]	Debt amount based on most recent public filing as of 7/29/2008.

[2]	Preferred stock amount as stated in most recent public filing as of 7/29/2008.

[3]	Equity market value based on closing price on 7/29/2008 and on reported fully-diluted shares as of 7/29/2008.

[4]	Total capitalization equal to equity market value + debt outstanding + preferred stock.

[5]	Based on actual beta as per Bloomberg 5-year monthly beta as of 7/29/2008.

[6]	Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).

[7]	Houlihan Lokey estimate, based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

[8]	Morningstar, 2008 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pp. 131, 137-139; based on similarly sized companies.

[9]	Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 7/29/2008, based on 20-year U.S. Treasury Bond Yield.

[10]	Based on selected company weighted average interest rate per most recent public filings.

[11]	Based on selected company weighted average preferred dividend per most recent public filings.

[12]

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.

Sources: Bloomberg and public filings.

Weighted Average Cost of Capital Calculation

Market Assumptions

Risk Free Rate of Return[1]	4.7%
Equity Risk Premium[2]	5.50%
Size Premium[3]	5.82%
Tax Rate[4]	40.00%

Capital Structure Assumptions

Debt to Equity Market Value[5]	9.5%
Debt to Total Capitalization[5]	8.3%
Preferred Stock to Total Capitalization[5]	0.0%
Equity Market Value to Total Capitalization[5]	91.7%
Cost of Debt[5]	5.5%
Cost of Preferred Stock[5]	0.0%

Cost of Equity for Computed WACC

Selected Unlevered Beta[6]	1.33
Levered Beta[7]	1.41
Cost of Equity[8]	18.3%

Cost of Equity based on Project Twilight’s Observed Beta

Observed Levered Beta[9]	1.81
Unlevered Beta[10]	1.68
Levered Beta[7]	1.77
Cost of Equity[8]	20.2%

Computed Weighted Average Cost of Capital[11]		17.0%
Weighted Average Cost of Capital based on Project Twilight Observed Beta[12]		18.8%

Selected Weighted Average Cost of Capital Range	18.0%	—	20.0%

[1]	Risk Free Rate of Return as of 7/29/2008, based on 20-year U.S. Treasury Bond Yield.

[2]	Houlihan Lokey estimate, based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

[3]	Morningstar, 2008 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pp. 131, 137-139; based on similarly sized companies.

[4]	As per Company management.

[5]	Based on review of corresponding metrics of selected companies listed on previous page.

[6]	Based on review of selected companies’ unlevered betas listed on previous page.

[7]	Levered Beta = Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions.

[8]	Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.

[9]	Levered beta based on Project Twilight’s actual levered beta, as per Bloomberg 5-year monthly beta as of 7/29/2008.

[10]

Unlevered Beta = Observed Levered Beta / (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Unlevered beta based on Project Twilight’s debt outstanding as of 3/31/2008; and Equity Market Value as of 7/29/08, based on reported fully-diluted shares as of 7/29/2008.

[11]

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on Cost of Equity for Computed WACC and Market and Capital Structure Assumptions.

[12]	Cost of Equity based on Project Twilight’s Observed Beta and Market and Capital Structure Assumptions.

Sources: Bloomberg and public filings.

Appendix Weighted Average Cost of Capital Calculation Benchmarking

Benchmarking

BENCHMARKING DATA1

Size

(LTM Revenue, millions)

Insight Enterprises Inc.	$4,784.2
Systemax Inc.	$2,828.5
PC Connection Inc.	$1,810.9
PC Mall Inc.	$1,295.3
GTSI Corp.	$719.6
Project Twilight	$664.2
Pomeroy IT Solutions Inc.	$588.5

Size2

(Enterprise Value as of 07/29/2008, millions)

Insight Enterprises Inc.	$724.7
Systemax Inc.	$540.7
PC Connection Inc.	$164.6
PC Mall Inc.	$209.3
GTSI Corp.	$68.9
Pomeroy IT Solutions Inc.	$46.1

Historical Growth

(2-Fiscal Year Revenue)

Insight Enterprises Inc.	28.0%
Systemax Inc.	14.6%
PC Connection Inc.	11.2%
PC Mall Inc.	10.4%
Project Twilight	9.5%
Pomeroy IT Solutions Inc.	-7.3%
GTSI Corp.	-9.7%

Historical Growth

(1-Fiscal Year Revenue)

Insight Enterprises Inc.	33.6%
PC Mall Inc.	20.8%
Systemax Inc.	18.5%
Project Twilight	17.8%
PC Connection Inc.	9.2%
Pomeroy IT Solutions Inc.	-1.0%
GTSI Corp.	-16.2%

Projected Growth

(1-Fiscal Year Revenue)

PC Mall Inc.	22.1%
PC Connection Inc.	4.9%
Insight Enterprises Inc.	3.6%
Project Twilight	-2.3%
GTSI Corp.	NA
Pomeroy IT Solutions Inc.	NA
Systemax Inc.	NA

Historical Growth

(2-Fiscal Year EBITDA)

PC Mall Inc.	168.7%
PC Connection Inc.	54.0%
Systemax Inc.	46.8%
Project Twilight	36.8%
Insight Enterprises Inc.	27.0%
Pomeroy IT Solutions Inc.	-91.9%
GTSI Corp.	NMF

Historical Growth

(1-Fiscal Year EBITDA)

PC Mall Inc.	66.2%
Systemax Inc.	48.7%
PC Connection Inc.	32.3%
Project Twilight	26.6%
Insight Enterprises Inc.	17.8%
GTSI Corp.	-25.1%
Pomeroy IT Solutions Inc.	-99.6%

Projected Growth

(1-Fiscal Year EBITDA)

PC Mall Inc.	16.1%
Insight Enterprises Inc.	-8.4%
Project Twilight	-17.0%
GTSI Corp.	NA
PC Connection Inc.	NA
Pomeroy IT Solutions Inc.	NA
Systemax Inc.	NA

Profitability

(LTM EBIT to LTM Revenue)

Systemax Inc.	3.7%
Project Twilight	2.9%
Insight Enterprises Inc.	2.6%
PC Connection Inc.	2.2%
PC Mall Inc.	2.0%
GTSI Corp.	0.6%
Pomeroy IT Solutions Inc.	-2.1%

Profitability

(LTM EBITDA to LTM Revenue)

Systemax Inc.	4.1%
Insight Enterprises Inc.	3.6%
Project Twilight	3.2%
PC Connection Inc.	2.6%
PC Mall Inc.	2.5%
GTSI Corp.	1.4%
Pomeroy IT Solutions Inc.	-1.0%

Profitability

(LTM Gross Profit to LTM Revenue)

Systemax Inc.	15.7%
GTSI Corp.	14.7%
Pomeroy IT Solutions Inc.	13.9%
Insight Enterprises Inc.	13.8%
PC Mall Inc.	12.5%
Project Twilight	12.3%
PC Connection Inc.	12.2%

Relative Depreciation

(LTM Depreciation to LTM EBITDA)

GTSI Corp.	46.4%
Insight Enterprises Inc.	21.4%
PC Mall Inc.	15.6%
PC Connection Inc.	14.4%
Systemax Inc.	7.9%
Project Twilight	7.5%
Pomeroy IT Solutions Inc.	NMF

Internal Investment

(LTM Capital Expenditures to LTM Revenue)

Insight Enterprises Inc.	0.7%
Pomeroy IT Solutions Inc.	0.6%
PC Connection Inc.	0.5%
Systemax Inc.	0.5%
GTSI Corp.	0.3%
PC Mall Inc.	0.2%
Project Twilight	0.1%

Liquidity

(Current Ratio as of 07/29/2008)

PC Connection Inc.	2.4
Project Twilight	2.1
Pomeroy IT Solutions Inc.	1.9
Insight Enterprises Inc.	1.8
Systemax Inc.	1.6
GTSI Corp.	1.5
PC Mall Inc.	1.2

Leverage2

(Debt to EV as of 07/29/2008)

GTSI Corp.	0.0%
Systemax Inc.	0.5%
PC Connection Inc.	2.9%
Pomeroy IT Solutions Inc.	15.0%
Insight Enterprises Inc.	28.1%
PC Mall Inc.	30.3%

[1]	No company used for comparative purposes is identical to Project Twilight.

[2]	Based on public trading prices of common stock.

NMF refers to not meaningful.

NA refers to not available.

Sources: Public filings and Thomson One Consensus Estimates. Project Twilight financial figures are from public filings and Company management.

Benchmarking

IMPLIED PREMIUMS PAID1

			Implied Premiums Paid[1]
Announced	Target	Acquiror	1-Day[2]	5-Day[2]	1 Month[2]
05/21/2008	Pomeroy IT Solutions Inc	Comvest Investment Partners	3.8%	-4.9%*	4.3%
05/13/2008	EDS	HP	3.6%	28.3%	47.1%
04/30/2008	FTD Group Inc.	United Online Inc.	11.7%	12.5%	12.3%
03/13/2008	Horizon Technology Group	Avnet	153.8%*	184.3%*	180.3%*
03/03/2008	Optio Software	Bottomline Technologies	48.0%	54.2%	54.2%
01/30/2008	Audible, Inc.	Amazon.com Inc.	27.4%	38.9%	28.9%
05/29/2007	CDW Corp.	Madison Dearborn Partners	16.1%	11.5%	19.9%
04/01/2007	Global Imaging Systems	Xerox Corporation	48.7%	45.3%	45.0%
03/27/2007	inWarehouse AB (OM:IWH)	Komplett ASA (OB:KOM)	34.1%	44.6%	47.2%
11/27/2006	Hanover Direct Inc.	Chelsey Capital	-16.7%*	4.2%	-80.8%*
05/05/2006	The Sportsman’s Guide, Inc.	PPR SA	14.6%	16.3%	20.2%
12/05/2005	Provide Commerce, Inc.	Liberty Media Corp.	11.6%	16.5%	35.1%
04/18/2005	Electrograph Technologies Corp.	Caxton-Iseman Capital, Inc.	35.9%	15.9%	15.3%
04/12/2005	Noland Co.	WinWholesale, Inc	55.8%*	59.5%*	47.8%
12/20/2004	Norstan Inc.	Black Box Corp.	16.7%	19.9%	41.4%
05/27/2004	CompuCom	Platinum Equity	0.9%	2.0%	-18.3%*
		Low	0.9%	2.0%	4.3%
		High	48.7%	54.2%	54.2%
		Median	16.1%	16.5%	35.1%
		Mean	21.0%	23.9%	32.2%
Implied Premiums to Historical Stock Trading Prices based on $8.65 Per Share Transaction Consideration			43.2%	21.2%	14.6%

[1]	Based on closing stock price data as of date of announcement.

[2]	Indicates number of trading days prior to announcement of transaction.

*	Excluded from high, low, mean and median data.

Source: Capital IQ.